Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ ANNOUNCES FOURTH QUARTER AND
YEAR-END 2015 EARNINGS RELEASE AND CONFERENCE CALL

Englewood, Colo. - January 26, 2016 - Starz (NASDAQ: STRZA, STRZB) announced today that it will release the company’s fourth quarter and year-end 2015 earnings results on Thursday, February 25, 2016 after the close of the market. The company will host an earnings conference call at 5:00 PM ET during which its Chief Executive Officer Chris Albrecht and Chief Financial Officer Scott Macdonald will discuss the company's financial performance and strategy, and may discuss future opportunities.

Participants in the United States/Canada may join the event by calling ReadyTalk at (877) 395-6218 and other international participants may dial (303) 248-0285 with the passcode 28202882 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to participate during the question and answer session.

Replays of the conference call can be accessed through March 25, 2016 at 8:00 PM ET, by dialing (855) 859-2056 or (404) 537-3406 plus the passcode 28202882.

In addition, the fourth quarter and year-end 2015 earnings conference call will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. Links to the press release and replays of the call will also be available on the Starz investor website. The conference call and related materials will be archived on the website for one year.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks) and global content distribution (Starz Distribution), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of September 30, 2015, STARZ and ENCORE serve a combined 55.8 million subscribers, including 23.3 million at STARZ, and 32.5 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks' third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution's home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.

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Contact:

Courtnee Ulrich
Starz Investor Relations
(720) 875-5420
courtnee.ulrich@starz.com